Exhibit (j) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Post-Effective Amendment No. 21 to Registration Statement No. 33-44737 on Form N-1A of out report dated January 12, 2001 relating to the financial statements of Regions Funds (the "Funds")(including Regions Treasury Money Market Fund, Regions Limited Maturity Government Fund, Regions Fixed Income Fund, Regions Balanced Fund, Regions Value Fund, Regions Growth Fund and Regions Aggressive Growth Fund) appearing in the Prospectus, which is a part of such Registration Statement, and to the references to us under the heading "Financial Highlights" in such Prospectus.

/s/Deloitte &Touche LLP

Boston, Massachusetts
January 26, 2001